CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated December 21, 2018, with respect to the consolidated financial statements of Davis Transfer Company, Inc. included in the Current Report of USA Truck, Inc. on Form 8-K/A dated December 21, 2018. We hereby consent to the incorporation by reference of said report in the Registration Statements of USA Truck, Inc. on Forms S-8 (File No. 333-218573, effective June 7, 2017, File No. 333-196695, effective June 11, 2014, File No. 333-117856, effective August 2, 2004, File No. 333-40317, effective November 14, 1997) and Form S-3 (File No. 333-224571, effective May 1, 2018).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
December 21, 2018